Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2018 Second Quarter Results

from Continuing Operations and Lowers Full-Year Guidance

Middleton, WI, April 26, 2018 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering a portfolio of leading brands providing superior value to consumers and customers every day, today reported results from continuing operations for the second quarter of fiscal 2018 ended April 1, 2018.  The Company also lowered its fiscal 2018 full-year guidance.

Separately this morning, the Company announced that Executive Chairman David M. Maura has been named Chief Executive Officer, effective immediately, replacing Andreas Rouvé, who has stepped down as CEO and a Director, and that its Board of Directors has authorized a new three-year, $1 billion share repurchase program.

Spectrum Brands announced on January 3, 2018 that it was exploring strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units by December 31, 2018.  As a result, effective with the Company’s fiscal 2018 first quarter financial results, the GBA segment has been reclassified as held for sale and is now reported as discontinued operations for the second quarter and six months of fiscal 2018 and the comparable prior-year periods.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See Other Supplemental Information for reconciliation to comparable GAAP metrics.

Fiscal 2018 Second Quarter Highlights from Continuing Operations:

•

Net sales of $766.1 million in the second quarter of fiscal 2018 increased 1.3 percent compared to $756.5 million last year.  Excluding the impact of $12.3 million of favorable foreign exchange and acquisition sales of $25.2 million, organic net sales decreased 3.7 percent versus the prior year.

•

Net income from continuing operations of $0.8 million and diluted EPS from continuing operations of $0.02 in the second quarter of fiscal 2018 decreased compared to net income from continuing operations of $39.9 million and diluted EPS from continuing operations of $0.68 in fiscal 2017 primarily due to higher production costs and higher operating expenses from incremental transaction costs and restructuring expenses.

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•

Adjusted diluted EPS from continuing operations of $0.56 in the second quarter of fiscal 2018 decreased 34.9 percent versus $0.86 last year predominantly due to lower gross profit and higher interest expense.

•	Operating income of $43.2 million in the second quarter of fiscal 2018 fell 58.9 percent versus $105.1 million last year as a result of incremental restructuring costs and higher operating expenses.
•	Operating income margin of 5.6 percent in the second quarter of fiscal 2018 decreased 830 basis points versus 13.9 percent last year.
•

Adjusted EBITDA of $115.6 million in the second quarter of fiscal 2018 declined 27.8 percent compared to $160.2 million in fiscal 2017.  Excluding the impact of unfavorable foreign exchange of $0.3 million and acquisition EBITDA of $8.5 million, organic adjusted EBITDA of $106.8 million decreased 33.3 percent versus the prior year.

•

Adjusted EBITDA margin of 15.1 percent in the second quarter of fiscal 2018 decreased 610 basis points compared to 21.2 percent in fiscal 2017 primarily due to unfavorable product mix, operating inefficiencies, input cost inflation and higher distribution costs.

“While our second quarter performance was very disappointing, we believe it is in no way reflective of the underlying earnings power of our continuing operations,” said David Maura, Chief Executive Officer of Spectrum Brands Holdings.

“The challenges related to our two greenfield manufacturing and distribution projects were meaningfully greater than we expected.  As we brought our East Coast distribution center into our new Hardware & Home Improvement facility in Edgerton, Kansas at the end of February, we experienced facility-wide disruptions which hampered distribution capabilities materially in March,” Maura said.  “Our Global Auto Care facility in Dayton struggled at higher production levels in March, which led to significant inefficiencies and shipping challenges.

“Given these issues, sales of about $30 million from in-house orders could not be shipped by quarter-end due to higher customer order backlogs at our HHI and GAC facilities, and we are working to return them to normal efficiency levels,” he said.  “In addition, cold and wet weather in March hurt Home & Garden revenues by about $10 million as POS declined and retailers delayed orders into April.

“Our Pet business was impacted, as expected, by the exit of a European pet food customer tolling agreement and from lost rawhide distribution from our recall of last spring that we will lap in June,” Maura said.  “Together, these items total about $12 million of revenues in our Pet business.

“In addition, external cost headwinds and mix combined to deliver a significant negative impact on our sales and margins,” Maura said.  “While we expect improvement in the back half of the year, the magnitude of our second quarter shortfall and manufacturing and distribution center start-up inefficiencies has caused

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us to lower our full-year adjusted EBITDA guidance from continuing operations by $57 million at the mid-point and adjusted free cash flow on a total company basis by $135 million. It is our firm belief that the current impact to our free cash flow is mostly transitory and largely reflects one-time investments in working capital and customer relationships. The fact is our recovery is already under way, and full recovery will take place gradually over the next several quarters. We are reiterating full-year adjusted EBITDA guidance for discontinued operations.

“Our EBITDA and margin declines were more pronounced,” Maura said.  “The most significant drivers were the late quarter major manufacturing and distribution center operating inefficiencies as I mentioned above, and unfavorable mix across the businesses due to cold and wet March weather.  In addition, we faced broad-based, higher commodity input costs, and increased freight costs. We believe the U.S. facility operating inefficiencies are transitory in nature and the adverse margin impact from them is temporary.  Second quarter margins are not representative of the underlying margin structure of each business for the balance of this year and over the longer-term.

“We have taken the following swift and decisive actions to improve operations:

•	Consolidated our Pet, Home & Garden and Global Auto Care (GAC) divisions to address operational challenges, increase efficiency, and leverage liquids and aerosol expertise
•	Replaced and strengthened key front-line talent at the Hardware & Home Improvement (HHI) facility in Kansas and the GAC facility in Dayton
•	Instituted improvement plans with aggressive oversight to reduce the temporary customer order backlogs at the HHI and GAC facilities

“Looking to the second half of the year, underlying customer demand for our products remains healthy, our order books remain strong and we are optimistic about regaining momentum and growth by delivering increases in net sales and adjusted EBITDA versus the first half,” he said.  “More than 70% of POS is still ahead for our Global Auto Care and Home & Garden businesses, new product launches are occurring across the portfolio, we are lapping some prior-year events such as the Pet recall, and, most importantly, we anticipate that customer order backlogs at the HHI and GAC facilities will recede due to recent corrective actions taken to improve operating efficiency.”

The Company remains on track to close the sale of its Global Battery and Lighting business to Energizer Holdings for $2 billion in cash in the second half of calendar 2018.  In addition, the Company remains in active discussions to divest, and continues to market, its Personal Care and Small Appliances (Appliances) businesses.  Although the anticipated results of the Appliances process, including proceeds and timing, cannot be known with certainty at this time, the Company expects to complete the process by the end of fiscal 2018.  The Company may provide future updates as appropriate.  The Company plans to use the significant net proceeds from these divestitures to reduce debt, repurchase shares, and increase its investment in organic growth initiatives and bolt-on acquisitions in its remaining four businesses.

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Fiscal 2018 Second Quarter Consolidated Financial Results from Continuing Operations

Net sales of $766.1 million in the second quarter of fiscal 2018 increased 1.3 percent compared to $756.5 million in fiscal 2017.  Excluding the impact of $12.3 million of favorable foreign exchange and acquisition sales of $25.2 million, organic net sales decreased 3.7 percent.

Gross profit and gross profit margin in the second quarter of fiscal 2018 were $268.2 million and 35.0 percent, respectively, compared to $306.8 million and 40.6 percent, respectively, last year.  The gross profit margin percentage decrease was primarily due to the operating start-up inefficiencies in Hardware & Home Improvement and Global Auto Care from the Kansas and Dayton facility consolidations described above, along with higher input costs, weather-driven unfavorable mix, and the negative impact of the Pet U.S. rawhide safety recall.

Operating expenses of $225.0 million in the second quarter of fiscal 2018 increased 11.6 percent compared to $201.7 million in the prior year primarily due to acquisitions, increased restructuring and related charges, and costs associated with the HRG Group merger.

Operating income of $43.2 million in the second quarter of fiscal 2018 fell 58.9 percent versus $105.1 million last year as a result of lower gross margin, incremental restructuring costs and higher operating expenses.  Operating income margin of 5.6 percent in the second quarter of fiscal 2018 decreased 830 basis points versus 13.9 percent last year.

Net income from continuing operations was $0.8 million, or $0.02 diluted EPS, in the second quarter of fiscal 2018 on average diluted shares and common stock equivalents outstanding of 57.2 million.  In the second quarter of fiscal 2017, net income from continuing operations was $39.9 million, or $0.68 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.0 million.  The decrease in net income and diluted EPS was primarily due to higher production costs and higher operating expenses from incremental transaction costs and restructuring expenses.  Adjusted diluted EPS from continuing operations of $0.56 in the second quarter of fiscal 2018 decreased 34.9 percent versus $0.86 last year predominantly due to lower gross profit and higher interest expense.

As a result of the lower U.S. corporate tax rate due to recently enacted tax reform, fiscal 2018 adjusted EPS reflects a 24.5 percent blended tax rate versus 35.0 percent used in previous years.

Adjusted EBITDA of $115.6 million in the second quarter of fiscal 2018 decreased 27.8 percent   compared to $160.2 million in fiscal 2017.  Excluding the impact of $0.3 million of unfavorable foreign exchange and acquisition EBITDA of $8.5 million, organic adjusted EBITDA of $106.8 million decreased 33.3 percent versus the second quarter of fiscal 2017.  Reported adjusted EBITDA margin declined 610 basis points to 15.1 percent compared to 21.2 percent last year.

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Fiscal 2018 First Half Consolidated Financial Results from Continuing Operations

Net sales of $1.41 billion in the first six months of fiscal 2018 increased 4.0 percent compared to $1.36 billion for the same period in fiscal 2017.  Excluding the favorable impact of $19.8 million of foreign exchange and acquisition sales of $50.0 million, organic net sales of $1.34 billion in the first half of fiscal 2017 fell 1.2 percent from the prior year.

Operating income of $77.1 million in the first half of fiscal 2018 decreased 53.6 percent from $166.3 million last year, while operating income margin fell to 5.5 percent versus 12.2 percent in 2017 primarily as a result of lower gross margin, incremental restructuring and acquisition costs, and higher operating expenses.

Net income from continuing operations was $121.0 million, or $2.09 diluted EPS, in the first six months of fiscal 2018 on average shares and common stock equivalents outstanding of 57.4 million.  In the first half of fiscal 2017, net income was $52.4 million, or $0.88 diluted EPS, on average shares and common stock equivalents outstanding of 59.3 million.  The Company generated adjusted EPS of $0.95 in the first half of fiscal 2018, a decrease of 20.8 percent compared to $1.20 last year primarily as a result of lower gross margin and higher operating expenses.

Fiscal 2018 first half adjusted EBITDA from continuing operations of $221.3 million compared to adjusted EBITDA in the first half of fiscal 2017 of $265.4 million.  Excluding the unfavorable impact of $1.3 million of foreign exchange and acquisition EBITDA of $17.3 million, organic adjusted EBITDA of $205.3 million decreased 22.6 percent in the first half of fiscal 2018 versus the prior year.  The reported adjusted EBITDA margin of 15.7 percent in the first half of fiscal 2018 fell 380 basis points compared to 19.5 percent in fiscal 2017.

Fiscal 2018 Second Quarter Segment Level Data

Hardware & Home Improvement (HHI)

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	April 1, 2018	April 2, 2017	Variance			April 1, 2018	April 2, 2017	Variance
Net Sales	$318.5	$313.7	$4.8		1.5%	$644.4	$602.5	$41.9		7.0%
Operating Income	19.6	45.5	(25.9)		(56.9%)	51.2	92.3	(41.1)		(44.5%)
Operating Income Margin	6.2%	14.5%	(830)	bps		7.9%	15.3%	(740)	bps
Adjusted EBITDA	45.5	56.6	(11.1)		(19.6%)	105.5	115.8	(10.3)		(8.9%)
Adjusted EBITDA Margin	14.3%	18.0%	(370)	bps		16.4%	19.2%	(280)	bps

Higher second quarter net sales were due to continued strong demand in residential security in the U.S. and Canada, largely offset by the distribution capacity constraints described earlier as the second of two distribution center operations was transferred to the new Kansas distribution center at the end of February.   Excluding favorable foreign exchange impacts of $2.5 million, organic net sales grew 0.7 percent.

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Decreases in second quarter operating income, adjusted EBITDA and margins were primarily a result of the operating start-up issues and restructuring costs connected with the U.S. distribution center consolidation project described above, as well as input cost inflation and unfavorable product mix.

Global Pet Supplies (PET)

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	April 1, 2018	April 2, 2017	Variance			April 1, 2018	April 2, 2017	Variance
Net Sales	$211.2	$191.8	$19.4		10.1%	$413.6	$386.0	$27.6		7.2%
Operating Income	14.9	20.1	(5.2)		(25.9%)	27.9	39.6	(11.7)		(29.5%)
Operating Income Margin	7.1%	10.5%	(340)	bps		6.7%	10.3%	(360)	bps
Adjusted EBITDA	35.7	31.9	3.8		11.9%	69.7	62.7	7.0		11.2%
Adjusted EBITDA Margin	16.9%	16.6%	30	bps		16.9%	16.2%	70	bps

Second quarter net sales increased as a result of $25.2 million of revenues from the PetMatrix and GloFish acquisitions completed in June and May 2017, respectively.  Partially offsetting the increase was a decline in European dog and cat food sales largely from the planned exit of a pet food customer tolling agreement of $7.1 million, which negatively impacted segment sales by approximately 3.7 percent. U.S. companion animal sales were adversely by an estimated $5.0 million from lost business as a result of the rawhide dog chew product safety recall initiated in June 2017 as well as sluggish store traffic in the pet specialty channel.  Excluding the impact of favorable foreign exchange of $8.5 million and acquisition sales of $25.2 million, organic net sales decreased 7.5 percent in the second quarter.

Decreased operating income and margin were primarily driven by the rawhide recall, related incremental production costs and operating inefficiencies.  Adjusted EBITDA and margin increased as a result of the PetMatrix and GloFish acquisitions.  Excluding favorable foreign exchange impacts of $0.7 million and acquisition EBITDA of $8.5 million, organic adjusted EBITDA of $26.5 million fell 16.9 percent.

Home and Garden (H&G)

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	April 1, 2018	April 2, 2017	Variance			April 1, 2018	April 2, 2017	Variance
Net Sales	$118.1	$132.0	$(13.9)		(10.5%)	$167.4	$181.7	$(14.3)		(7.9%)
Operating Income	20.4	31.5	(11.1)		(35.2%)	21.1	33.1	(12.0)		(36.3%)
Operating Income Margin	17.3%	23.9%	(660)	bps		12.6%	18.2%	(560)	bps
Adjusted EBITDA	25.3	35.6	(10.3)		(28.9%)	30.7	41.3	(10.6)		(25.7%)
Adjusted EBITDA Margin	21.4%	27.0%	(560)	bps		18.3%	22.7%	(440)	bps

Lower second quarter net sales were primarily driven by significantly reduced POS and resulting retailer order and promotional delays due to unfavorable weather in March, slightly offset by growth in Latin America.  More than 70 percent of POS in the U.S. remains in the third and fourth quarters of fiscal 2018.

Lower operating income, adjusted EBITDA and margins decreased predominantly due to reduced volumes and unfavorable product mix.

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Global Auto Care (GAC)

	Three Month Periods Ended					Six Month Periods Ended
(in millions, except %)	April 1, 2018	April 2, 2017	Variance			April 1, 2018	April 2, 2017	Variance
Net Sales	$118.3	$119.0	$(0.7)		(0.6%)	$187.2	$188.5	$(1.3)		(0.7%)
Operating Income	12.1	34.5	(22.4)		(64.9%)	18.8	47.6	(28.8)		(60.5%)
Operating Income Margin	10.2%	29.0%	(1,880)	bps		10.0%	25.3%	(1,530)	bps
Adjusted EBITDA	19.8	45.4	(25.6)		(56.4%)	34.5	65.2	(30.7)		(47.1%)
Adjusted EBITDA Margin	16.7%	38.2%	(2,150)	bps		18.4%	34.6%	(1,620)	bps

Second quarter net sales fell slightly as higher U.S. appearance product revenues were offset by lower performance product and refrigerant sales.  Approximately $9 million of Global Auto Care orders were in-house and unable to be shipped at the end of the quarter due to higher order backlogs that developed late in the quarter during work to complete the Dayton facility consolidation project.    Cold and wet weather in March also impacted POS and retailer order timing.    Excluding favorable foreign exchange impacts of $1.3 million, organic net sales decreased 1.7 percent.

Lower operating income, adjusted EBITDA and margins were predominantly the result of the major operating inefficiencies relating to the Dayton facility start-up and reduced volumes described above, as well as unfavorable mix and higher refrigerant and other input costs.

Fiscal 2018 Second Quarter and First Half Consolidated Financial Results from Discontinued Operations

Spectrum Brands announced on January 3, 2018 that it was exploring strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units during 2018.  As a result, effective with the Company’s fiscal 2018 first quarter financial results, the GBA segment has been reclassified as held for sale and is now reported as discontinued operations for the second quarter and six months of fiscal 2018 and the comparable prior-year periods.

Income from discontinued operations, net of tax, of $0.6 million and diluted EPS of $0.01 from discontinued operations in the second quarter of fiscal 2018 decreased compared to $18.9 million and $0.32, respectively, in fiscal 2017.  Adjusted diluted EPS from discontinued operations of $0.30 in the second quarter of fiscal 2018 fell 9.1 percent compared to $0.33 last year.

Income from discontinued operations, net of tax, of $41.4 million and diluted EPS of $0.72 from discontinued operations in the first half of fiscal 2018 decreased compared to $71.7 million and $1.21, respectively, in fiscal 2017.  Adjusted diluted EPS from discontinued operations of $1.05 in the first half of fiscal 2018 fell 12.5 percent compared to $1.20 last year.

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Liquidity and Debt

Spectrum Brands completed the second quarter of fiscal 2018 on April 1, 2018 with ample liquidity, including a cash balance of approximately $135 million and $210 million available on its $800 million Cash Flow Revolver.

As of the end of the second quarter of fiscal 2018, the Company had approximately $4,468 million of debt outstanding, consisting of $571 million on its Cash Flow Revolver and a series of secured Term Loans in the aggregate amount of $1,271 million, $2,343 million of senior unsecured notes, and approximately $283 million of capital leases and other obligations.

Fiscal 2018 Outlook

Spectrum Brands expects fiscal 2018 reported net sales from continuing operations to grow above category rates for most categories, along with an anticipated modest positive impact from foreign exchange based upon current rates.

Fiscal 2018 adjusted EBITDA from continuing operations is now projected to be approximately $600-$617 million versus previous guidance of $657-$674 million and compared to $639 million in fiscal 2017.  Fiscal 2018 adjusted EBITDA from discontinued operations is still expected to be approximately $300-$310 million.

Fiscal 2018 adjusted free cash flow is now projected to be approximately $485-505 million compared to prior guidance of $620-$640 million.  Capital expenditures are expected to be between $110 million-$120 million.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, April 26.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 9059617.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, May 10.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

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About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands Holdings' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales from continuing operations of approximately $3.0 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that adjusted free cash flow is useful to both management and investors in their

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analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Adjusted free cash flow should not be considered in isolation or as a substitute for pretax income, net income, net cash from operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of adjusted free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as statements under “Fiscal 2018 Outlook” and other statements regarding the Company’s ability to meet its expectations for its fiscal 2018 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “belief,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (6) interest rate and exchange rate fluctuations; (7) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (8) competitive promotional activity or spending by competitors, or price reductions by competitors; (9) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (10) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (11) changes in consumer spending preferences and demand for our products; (12) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing

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the intellectual property of third parties; (13) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (14) the seasonal nature of sales of certain of our products; (15) the effects of climate change and unusual weather activity; (16) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (17) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (18) the impact of pending or threatened litigation; (19) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (20) changes in accounting policies applicable to our business; (21) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (22) government regulations; (23) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (24) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipate; (25) the unanticipated loss of key members of senior management; (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; (27) the Company’s ability to consummate the announced sale of our Global Battery and Lighting business on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including receipt of regulatory approvals, and our ability to realize the expected benefits of such transaction and to successfully separate such business; (28) the outcome of the Company’ exploration of strategic options for its Personal Care and Small Appliances businesses, including uncertainty regarding consummation of any such transaction or transactions and the terms of such transaction or transactions, if any, and, if consummated, the Company’s ability to realize the expected benefits of such transaction or transactions and potential disruption to our business or diverted management attention as a result of the exploration or negotiation of such transaction or transactions; (29) the Company’s ability to consummate the announced merger with HRG Group, Inc. on the disclosed terms and within the anticipated time period, or at all, which is dependent on the parties ability to satisfy certain closing conditions, including favorable votes from the required percentages of shareholders of HRG Group, Inc. and the Company’s shareholders, and our ability to realize the expected benefits of such transaction; (30)  the transition to a new chief executive officer and such officer’s ability to determine and implement changes at the Company to improve the Company’s business and financial performance; and (31) the Company’s ability to implement a successful restructuring of the leadership of the Global Auto Care business unit with the Pet, Home & Garden business unit to form a separate Consumer Products group, and to realize the synergies and business and financial benefits anticipated from such restructuring, and other risk factors set forth in the combined securities filing of Spectrum Brands Holdings, Inc., and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

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Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Lower operating income, adjusted EBITDA and margins were predominantly the result of reduced volumes, unfavorable product mix, operating inefficiencies and higher expenses in support of new product launches.

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
(in millions, except per share amounts)	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
Net sales	$766.1	$756.5	$1,412.6	$1,358.7
Cost of goods sold	494.8	445.6	898.6	807.7
Restructuring and related charges	3.1	4.1	5.0	5.2
Gross profit	268.2	306.8	509.0	545.8
Selling	126.6	119.3	239.9	225.9
General and administrative	66.7	68.4	129.5	128.5
Research and development	7.2	7.0	14.2	13.6
Acquisition and integration related charges	4.5	3.2	9.7	6.5
Restructuring and related charges	20.0	3.8	38.6	5.0
Total operating expenses	225.0	201.7	431.9	379.5
Operating income	43.2	105.1	77.1	166.3
Interest expense	42.1	38.8	80.6	81.9
Other non-operating expense, net	1.4	2.0	2.7	0.9
(Loss) Income from continuing operations before income taxes	(0.3)	64.3	(6.2)	83.5
Income tax (benefit) expense	(1.1)	24.4	(127.2)	31.1
Net income from continuing operations	0.8	39.9	121.0	52.4
Income from discontinued operations, net of tax	0.7	18.7	41.6	71.5
Net income	1.5	58.6	162.6	123.9
Net income (loss) attributable to non-controlling interest	0.1	(0.2)	1.0	(0.2)
Net income attributable to controlling interest	$1.4	$58.8	$161.6	$124.1
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$0.8	$39.9	$120.2	$52.4
Net Income from discontinued operations attributable to controlling interest	0.6	18.9	41.4	71.7
Net Income attributable to controlling interest	$1.4	$58.8	$161.6	$124.1
Earnings Per Share
Basic earnings per share from continuing operations	$0.02	$0.68	$2.09	$0.89
Basic earnings per share from discontinued operations	0.01	0.32	0.72	1.21
Basic earnings per share	$0.03	$1.00	$2.81	$2.10
Diluted earnings per share from continuing operations	$0.02	$0.68	$2.09	$0.88
Diluted earnings per share from discontinued operations	0.01	0.32	0.72	1.21
Diluted earnings per share	$0.03	$1.00	$2.81	$2.09
Dividends per share	$0.42	$0.42	$0.85	$0.80
Weighted Average Shares Outstanding
Basic	57.1	58.8	57.4	59.1
Diluted	57.2	59.0	57.4	59.3

Page 13 / 21

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Six Month Periods Ended
(in millions)	April 1, 2018	April 2, 2017
Cash flows from operating activities
Net income	$162.6	$123.9
Income from discontinued operations, net of tax	41.6	71.5
Net income from continuing operations	121.0	52.4
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	67.1	61.3
Share based compensation	0.4	19.5
Amortization of debt issuance costs	4.1	3.6
Write-off of unamortized discount and debt issuance costs	—	1.9
Purchase accounting inventory adjustment	0.8	—
Non-cash debt accretion	0.5	0.4
Pet safety recall inventory write-off	1.6	—
Deferred tax benefit	(151.6)	0.6
Net changes in operating assets and liabilities	(198.1)	(185.2)
Net cash used by operating activities from continuing operations	(154.2)	(45.5)
Net cash (used) provided by operating activities from discontinued operations	(48.5)	75.6
Net cash (used) provided by operating activities	(202.7)	30.1
Cash flows from investing activities
Purchases of property, plant and equipment	(34.2)	(37.1)
Proceeds from sales of property, plant and equipment	0.9	0.2
Other investing activities	—	(1.2)
Net cash used by investing activities from continuing operations	(33.3)	(38.1)
Net cash used by investing activities from discontinued operations	(14.2)	(13.6)
Net cash used by investing activities	(47.5)	(51.7)
Cash flows from financing activities
Proceeds from issuance of debt	573.2	211.5
Payment of debt	(37.8)	(145.8)
Payment of debt issuance costs	(0.3)	(2.7)
Payment of cash dividends	(48.5)	(47.3)
Treasury stock purchases	(258.0)	(103.1)
Share based tax withholding payments, net of proceeds upon vesting	(22.4)	(23.9)
Net cash provided (used) by financing activities from continuing operations	206.2	(111.3)
Net cash provided (used) by financing activities from discontinued operations	7.8	(1.2)
Net cash provided (used) by financing activities	214.0	(112.5)
Effect of exchange rate changes on cash and cash equivalents	3.2	(4.0)
Net change in cash and cash equivalents	(33.0)	(138.1)
Cash and cash equivalents, beginning of period	168.2	275.3
Cash and cash equivalents, end of period	$135.2	$137.2

Page 14 / 21

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	April 1, 2018	September 30, 2017
Assets
Cash and cash equivalents	$135.2	$168.2
Trade receivables, net	337.6	266.0
Other receivables	24.6	19.4
Inventories	610.5	496.3
Prepaid expenses and other current assets	58.7	54.2
Current assets of business held for sale	1,976.0	603.0
Total current assets	3,142.6	1,607.1
Property, plant and equipment, net	503.9	503.1
Deferred charges and other	60.6	43.5
Goodwill	2,280.2	2,277.1
Intangible assets, net	1,589.5	1,612.0
Noncurrent assets of business held for sale	—	1,376.9
Total assets	$7,576.8	$7,419.7
Liabilities and Shareholders' Equity
Current portion of long-term debt	$20.3	$19.4
Accounts payable	359.6	371.6
Accrued wages and salaries	33.6	49.9
Accrued interest	47.5	48.5
Other current liabilities	119.6	123.4
Current liabilities of business held for sale	558.6	500.6
Total current liabilities	1,139.2	1,113.4
Long-term debt, net of current portion	4,314.4	3,752.3
Deferred income taxes	285.8	493.2
Other long-term liabilities	131.9	58.0
Noncurrent liabilities of business held for sale	—	156.1
Total liabilities	5,871.3	5,573.0
Shareholders' equity	1,695.2	1,837.9
Noncontrolling interest	10.3	8.8
Total equity	1,705.5	1,846.7
Total liabilities and equity	$7,576.8	$7,419.7

Page 15 / 21

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (4) non-cash asset impairments or write-offs realized; (5) and other adjustments. During the three and six month periods ended April 1, 2018, other adjustments consisted of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment and transaction costs associated with the HRG Merger.  During the three and six month periods ended April 2, 2017, other adjustments consists of transaction costs associated with the HRG Merger.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate, net of adjustments made to diluted EPS.  For the three and six month periods ended April 1, 2018, the normalized ongoing effective tax rate was updated to 24.5% to reflect a lower effective tax rate from 35% due to changes in the enacted corporate tax rate in the United States.  The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three and six month periods ended April 1, 2018 and April 2, 2017, respectively:

	Three Month Period Ended April 1, 2018			Three Month Period Ended April 2, 2017
	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Diluted earnings per share, as reported	$0.02	$0.01	$0.03	$0.68	$0.32	$1.00
Adjustments:
Acquisition and integration related charges	0.08	0.39	0.47	0.06	0.03	0.09
Restructuring and related charges	0.40	0.01	0.41	0.13	0.01	0.14
Pet safety recall	0.07	—	0.07	—	—	—
Other adjustments	0.20	—	0.20	0.04	—	0.04
Income tax adjustment	(0.21)	(0.11)	(0.32)	(0.05)	(0.03)	(0.08)
Total Adjustments	0.54	0.29	0.83	0.18	0.01	0.19
Diluted earnings per share, as adjusted	$0.56	$0.30	$0.86	$0.86	$0.33	$1.19

	Six Month Period Ended April 1, 2018			Six Month Period Ended April 2, 2017
	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Diluted earnings per share, as reported	$2.09	$0.72	$2.81	$0.88	$1.21	$2.09
Adjustments:
Acquisition and integration related charges	0.17	0.44	0.61	0.11	0.05	0.16
Restructuring and related charges	0.76	0.02	0.78	0.17	0.02	0.19
Debt refinancing costs	—	—	—	0.12	—	0.12
Purchase accounting inventory adjustment	0.01	—	0.01	—	—	—
Pet safety recall	0.19	—	0.19	—	—	—
Other adjustments	0.25	—	0.25	0.04	—	0.04
Income tax adjustment	(2.52)	(0.13)	(2.65)	(0.12)	(0.08)	(0.20)
Total Adjustments	(1.14)	0.33	(0.81)	0.32	(0.01)	0.31
Diluted earnings per share, as adjusted	$0.95	$1.05	$2.00	$1.20	$1.20	$2.40

Page 16 / 21

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

The following summarizes the acquisition and integration related charges incurred by the Company for the three and six month periods ended April 1, 2018 and April 2, 2017, respectively:

	Three Month Period Ended April 1, 2018			Three Month Period Ended April 2, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI Business	$1.9	$—	$1.9	$2.0	$—	$2.0
PetMatrix	2.1	—	2.1	—	—	—
Armored AutoGroup	0.4	—	0.4	0.6	0.1	0.7
Other	0.1	22.3	22.4	0.6	1.8	2.4
Total acquisition and integration related charges	$4.5	$22.3	$26.8	$3.2	$1.9	$5.1

	Six Month Period Ended April 1, 2018			Six Month Period Ended April 2, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI Business	$4.6	$—	$4.6	$3.8	$—	$3.8
PetMatrix	3.7	—	3.7	—	—	—
Armored AutoGroup	0.6	—	0.6	1.9	0.5	2.4
Other	0.8	25.1	25.9	0.8	2.2	3.0
Total acquisition and integration related charges	$9.7	$25.1	$34.8	$6.5	$2.7	$9.2

The following summarizes the restructuring and related charges incurred by the Company for the three and six month periods ended April 1, 2018 and April 2, 2017:

	Three Month Period Ended April 1, 2018			Three Month Period Ended April 2, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI distribution center consolidation	$13.6	$—	$13.6	$1.2	$—	$1.2
GAC business rationalization initiative	3.1	—	3.1	5.5	—	5.5
PET rightsizing initiative	3.3	—	3.3	0.6	—	0.6
Other restructuring activities	3.1	0.3	3.4	0.6	0.3	0.9
Total restructuring and related charges	$23.1	$0.3	$23.4	$7.9	$0.3	$8.2

	Six Month Period Ended April 1, 2018			Six Month Period Ended April 2, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI distribution center consolidation	$28.8	$—	$28.8	$1.2	$—	$1.2
GAC business rationalization initiative	7.1	—	7.1	7.0	—	7.0
PET rightsizing initiative	4.0	—	4.0	0.6	—	0.6
Other restructuring activities	3.7	1.0	4.7	1.4	1.3	2.7
Total restructuring and related charges	$43.6	$1.0	$44.6	$10.2	$1.3	$11.5

Page 17 / 21

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three and six month periods ended April 1, 2018 and April 2, 2017, respectively:

	Three Month Periods Ended				Six Month Periods Ended
(in millions, except %)	April 1, 2018	April 2, 2017	Variance		April 1, 2018	April 2, 2017	Variance
HHI	$318.5	$313.7	4.8	1.5%	$644.4	$602.5	41.9	7.0%
PET	211.2	191.8	19.4	10.1%	413.6	386.0	27.6	7.2%
H&G	118.1	132.0	(13.9)	(10.5%)	167.4	181.7	(14.3)	(7.9%)
GAC	118.3	119.0	(0.7)	(0.6%)	187.2	188.5	(1.3)	(0.7%)
Total	$766.1	$756.5	9.6	1.3%	$1,412.6	$1,358.7	53.9	4.0%

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and six month periods ended April 1, 2018 compared to reported net sales for the three and six month periods ended April 2, 2017, respectively:

	April 1, 2018
Three month periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales April 2, 2018	Variance
HHI	318.5	(2.5)	316.0	—	316.0	313.7	2.3	0.7%
PET	211.2	(8.5)	202.7	(25.2)	177.5	191.8	(14.3)	(7.5%)
H&G	118.1	—	118.1	—	118.1	132.0	(13.9)	(10.5%)
GAC	118.3	(1.3)	117.0	—	117.0	119.0	(2.0)	(1.7%)
Total	$766.1	$(12.3)	$753.8	$(25.2)	$728.6	$756.5	(27.9)	(3.7%)

	April 1, 2018
Six month periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales April 2, 2018	Variance
HHI	644.4	(4.6)	639.8	—	639.8	602.5	37.3	6.2%
PET	413.6	(13.3)	400.3	(50.0)	350.3	386.0	(35.7)	(9.2%)
H&G	167.4	—	167.4	—	167.4	181.7	(14.3)	(7.9%)
GAC	187.2	(1.9)	185.3	—	185.3	188.5	(3.2)	(1.7%)
Total	$1,412.6	$(19.8)	$1,392.8	$(50.0)	$1,342.8	$1,358.7	(15.9)	(1.2%)

Page 18 / 21

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments.  During the three and six month periods ended April 1, 2018, other adjustments consist of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment and transaction costs associated with the HRG Merger.  During the three and six month periods ended April 2, 2017, other adjustments consist of transaction costs associated with the HRG Merger.  Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective period.  Organic adjusted EBITDA is calculated by excluding the effect of changes in currency exchange rates and adjusted EBITDA contributed from acquired businesses in the current year.  The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended April 1, 2018 and April 2, 2017, including the calculation of adjusted EBITDA margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended April 1, 2018:

Three month period ended April 1, 2018 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$18.5	$15.2	$20.4	$12.3	$(65.6)	$0.8
Income tax benefit	—	—	—	—	(1.1)	(1.1)
Interest expense	—	—	—	—	42.1	42.1
Depreciation and amortization	11.5	10.7	4.7	4.0	3.3	34.2
EBITDA	30.0	25.9	25.1	16.3	(21.3)	76.0
Share based compensation	—	—	—	—	(3.5)	(3.5)
Acquisition and integration related charges	1.9	2.1	—	0.4	0.1	4.5
Restructuring and related charges	13.6	3.8	0.2	3.1	2.4	23.1
Pet safety recall	—	3.9	—	—	—	3.9
Other	—	—	—	—	11.6	11.6
Adjusted EBITDA	$45.5	$35.7	$25.3	$19.8	$(10.7)	$115.6
Net Sales	318.5	211.2	118.1	118.3	—	766.1
Adjusted EBITDA Margin	14.3%	16.9%	21.4%	16.7%	—	15.1%

Three month period ended April 2, 2017 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$44.0	$20.2	$31.4	$34.5	$(90.2)	$39.9
Income tax expense	—	—	—	—	24.4	24.4
Interest expense	—	—	—	—	38.8	38.8
Depreciation and amortization	9.2	10.2	4.2	4.9	2.8	31.3
EBITDA	53.2	30.4	35.6	39.4	(24.2)	134.4
Share based compensation	—	—	—	—	12.1	12.1
Acquisition and integration related charges	2.0	0.5	—	0.5	0.2	3.2
Restructuring and related charges	1.4	1.0	—	5.5	—	7.9
Other	—	—	—	—	2.6	2.6
Adjusted EBITDA	$56.6	$31.9	$35.6	$45.4	$(9.3)	$160.2
Net Sales	313.7	191.8	132.0	119.0	—	756.5
Adjusted EBITDA Margin	18.0%	16.6%	27.0%	38.2%	—	21.2%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended April 1, 2018	$45.5	$35.7	$25.3	$19.8	$(10.7)	$115.6
Effect of change in foreign currency	0.6	(0.7)	—	(0.6)	0.4	(0.3)
Net EBITDA Excluding Effect of Changes in Currency	46.1	35.0	25.3	19.2	(10.3)	115.3
Effect of acquisitions	—	(8.5)	—	—	—	(8.5)
Organic Adjusted EBITDA	46.1	26.5	25.3	19.2	(10.3)	106.8
Adjusted EBITDA - three month period ended April 2, 2017	56.6	31.9	35.6	45.4	(9.3)	160.2
Increase (Decrease) in Organic Adjusted EBITDA	$(10.5)	$(5.4)	$(10.3)	$(26.2)	$(1.0)	$(53.4)
Increase (Decrease) in Organic Adjusted EBITDA (%)	(18.6%)	(16.9%)	(28.9%)	(57.7%)	(10.8%)	(33.3%)

Page 19 / 21

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the six month periods ended April 1, 2018 and April 2, 2017, including the calculation of adjusted EBITDA margin for each of the respective periods, and organic adjusted EBITDA for the six month period ended April 2, 2017:

Six month period ended April 1, 2018 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$49.7	$28.1	$21.1	$18.9	$3.2	$121.0
Income tax benefit	—	—	—	—	(127.2)	(127.2)
Interest expense	—	—	—	—	80.6	80.6
Depreciation and amortization	22.4	21.1	9.4	7.8	6.4	67.1
EBITDA	72.1	49.2	30.5	26.7	(37.0)	141.5
Share based compensation	—	—	—	—	0.4	0.4
Acquisition and integration related charges	4.6	4.2	—	0.6	0.3	9.7
Restructuring and related charges	28.8	4.4	0.2	7.2	3.0	43.6
Inventory acquisition step-up	—	0.8	—	—	—	0.8
Pet safety recall	—	11.1	—	—	—	11.1
Other	—	—	—	—	14.2	14.2
Adjusted EBITDA	$105.5	$69.7	$30.7	$34.5	$(19.1)	$221.3
Net Sales	644.4	413.6	167.4	187.2	—	1,412.6
Adjusted EBITDA Margin	16.4%	16.9%	18.3%	18.4%	—	15.7%

Six month period ended April 2, 2017 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$92.4	$39.6	$33.1	$47.5	$(160.2)	$52.4
Income tax expense	—	—	—	—	31.1	31.1
Interest expense	—	—	—	—	81.9	81.9
Depreciation and amortization	18.1	20.9	8.2	8.9	5.2	61.3
EBITDA	110.5	60.5	41.3	56.4	(42.0)	226.7
Share based compensation	—	—	—	—	19.5	19.5
Acquisition and integration related charges	3.7	0.6	—	1.8	0.4	6.5
Restructuring and related charges	1.6	1.6	—	7.0	—	10.2
Other	—	—	—	—	2.5	2.5
Adjusted EBITDA	$115.8	$62.7	$41.3	$65.2	$(19.6)	$265.4
Net Sales	602.5	386.0	181.7	188.5	—	1,358.7
Adjusted EBITDA Margin	19.2%	16.2%	22.7%	34.6%	—	19.5%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - six month period ended April 1, 2018	$105.5	$69.7	$30.7	$34.5	$(19.1)	$221.3
Effect of change in foreign currency	2.0	(1.1)	—	(0.3)	0.7	1.3
Net EBITDA Excluding Effect of Changes in Currency	107.5	68.6	30.7	34.2	(18.4)	222.6
Effect of acquisitions	—	(17.3)	—	—	—	(17.3)
Organic Adjusted EBITDA	107.5	51.3	30.7	34.2	(18.4)	205.3
Adjusted EBITDA - six month period ended April 1, 2017	115.8	62.7	41.3	65.2	(19.6)	265.4
Increase (Decrease) in Organic Adjusted EBITDA	$(8.3)	$(11.4)	$(10.6)	$(31.0)	$1.2	$(60.1)
Increase (Decrease) in Organic Adjusted EBITDA (%)	(7.2%)	(18.2%)	(25.7%)	(47.5%)	(6.1%)	(22.6%)

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of forecasted adjusted EBITDA for the fiscal year ending September 30, 2018:

(in millions)	Cont. Ops	Disc Ops	Total
Net income	$235-249	$93-101	$328-350
Income tax (benefit) expense	(58) - (55)	17-19	(41) - (36)
Interest expense	161-167	54-58	215-225
Depreciation and amortization	122-127	73-78	195-205
EBITDA	468-485	243-253	711-738
Share based compensation	9	1	10
Acquisition and integration related charges	12-13	54-56	66-69
Restructuring and related charges	56-60	1	57-61
Inventory acquisition step-up	1	—	1
Pet safety recall	13-15	—	13-15
Other	37-39	—	37-39
Adjusted EBITDA	$600-617	$300-310	$900-927

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of the Company’s forecasted adjusted free cash flow for the fiscal year ending September 30, 2018:

(in millions)	September 30, 2018	September 30, 2017
Net cash flow from operating activities	$510-535	$665
GBA divestiture transaction costs	40-45	—
HRG merger transaction costs	30-35	—
Cash interest charges related to refinancing	—	5
Stanley settlement payment	—	23
Rawhide recall	10-15	9
Purchases of property, plant and equipment	(110) - (120)	(115)
Adjusted free cash flow	$485-505	$587

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